Filed Under Rule 424(b)(3), Registration Statement No. 333-152418
Pricing Supplement No. 231 - dated Monday, August 10, 2009 (To: Prospectus Dated July 21, 2008)

CUSIP Number	Aggregate Principal Amount	Price to Public	Gross Concession	Net Proceeds	Coupon Type	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor's Option	Product Ranking
06050WBQ7	[$]	100.000%	1.550%	[$]	FIXED	6.050%
SEMI-ANNUAL
								08/15/2017	02/15/2010	$29.41	YES	Senior Unsecured Notes

Redemption Information: Non-Callable

Joint Lead Managers and Lead Agents: BofA Merrill Lynch, Incapital LLC  Agents:  Charles Schwab & Co.,  Inc., Citi, Edward D. Jones & Co., L.P., Morgan Stanley, UBS Investment Bank, Wells Fargo Advisors

Bank of America

Offering Dates:  Monday, August 10, 2009 through Monday, August 17, 2009
Trade Date: Monday, August 17, 2009 @ 12:00 PM ET
Settlement Date: Thursday, August 20, 2009
Minimum Denomination/Increments: $1,000.00/$1,000.00
Moody's Investor Services Rating: Senior: A2
S & P Ratings Services Rating: Senior: A
Fitch Inc. Rating: Senior: A+
Initial trades settle flat and clear SDFS: DTC Book Entry only
DTC Number 0235 via RBC Dain Rauscher Inc.

If the maturity date or an interest payment date for any note is not a business day (as that term is defined in the prospectus), principal, premium, if any, and interest for that note is paid on the next business day, and no interest will accrue from, and after, the maturity date or interest payment date.

InterNotes® is a registered trademark of Incapital Holdings LLC. All Rights Reserved.

Bank of America InterNotes Prospectus dated 21-Jul-08